         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON October 9, 2003

                                                      Registration No. 333-13053
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                            UNITED MOBILE HOMES, INC.
               (Exact name of registrant as specified in charter)
                             ----------------------

            Maryland                                             22-1890929
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)
                             ----------------------

            3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728
                (Address principal executive offices) (Zip code)

                           UNITED MOBILES HOMES, INC.
                             1994 STOCK OPTION PLAN
                            (Full title of the plan)

                              Eugene W. Landy, Esq.
                   3499 Route 9, Suite 3C, Freehold, NJ 07728
                     (Name and address of agent for service)

                                  732-577-9997
          (Telephone number, including area code, of agent for service)

                             ----------------------

     This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

================================================================================

EXPLANATORY NOTE

     On September 29, 2003,  United Mobile Homes,  Inc., a Maryland  corporation
("UMH  Maryland"),  became the successor issuer to United Mobile Homes,  Inc., a
New Jersey corporation ("UMH New Jersey"),  as a result of the merger of UMH New
Jersey  with and into  UMH  Maryland,  with UMH  Maryland  being  the  surviving corporation.  Immediately  prior to the merger,  UMH  Maryland  had no assets or liabilities other than nominal assets or liabilities.  UMH Maryland acquired all of the assets and  assumed all of the  liabilities  and  obligations  of UMH New
Jersey in the merger.  Pursuant to Rule 414(d)  promulgated under the Securities
Act of 1933, as amended, UMH Maryland,  as a successor issuer to UMH New Jersey, hereby expressly adopts the Registration Statement on Form S-8 (Registration No.
333-13053) as its own Registration  Statement for all purposes of the Securities
Act and the Securities Exchange Act of 1934, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     As a successor to United Mobile Homes, Inc., a New Jersey corporation ("UMH
New  Jersey"),   United  Mobile  Homes,   Inc.,  a  Maryland   corporation  (the
"Registrant"),  hereby incorporates by reference in this registration  statement the following documents:

     (a) The most  recent  annual  report of UMH New Jersey on Form 10-K for the fiscal year ended  December 31, 2002, as filed with the  Securities and Exchange
Commission on March 28, 2003.

     (b) The quarterly  report of UMH New Jersey for the fiscal  quarter  ending
March 31, 2003, as filed with the Securities and Exchange  Commission on May 14,
2003.

     (c) The quarterly  report of UMH New Jersey for the fiscal  quarter  ending
June 30, 2003, as filed with the  Securities  and Exchange  Commission on August
13, 2003.

     (d)  Current  report  on Form  8-K of UMH New  Jersey,  as  filed  with the
Securities and Exchange Commission on June 2, 2003.

     (e)  Current  report  on Form  8-K of the  Registrant,  as  filed  with the
Securities and Exchange Commission on October 2, 2003.

     (f) The description of the Registrant's  common stock which is contained in a registration  statement  filed with the Commission  pursuant to the Securities
Exchange Act of 1934, as amended (the "Exchange Act"),  including any amendments or reports filed for the purpose of updating such description.

     All documents  subsequently  filed by the  Registrant  pursuant to Sections
13(a),  13(c),  14 and  15(d) of the  Exchange  Act,  prior to the  filing  of a post-effective amendment to this registration statement which indicates that all securities  offered  hereby have been sold or which  deregisters  all securities remaining  unsold,  shall be  deemed to be  incorporated  by  reference  in this registration  statement  and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     The following description is only a summary of certain terms and provisions of our common  stock.  You should refer to our charter and bylaws for a complete description.

     General.  Our  authorized  capital  stock  consists of  23,000,000  shares, initially  classified as 20,000,000  shares of common stock, par value $0.10 per share,  and  3,000,000  shares of excess stock,  par value $0.10 per share.  The excess  stock is  designed  to protect  our status as a REIT under the  Internal
Revenue Code. See "- REIT Related Restrictions."

                                      II-1

     Under Maryland General Corporation Law ("MGCL") and our charter,  our board of directors has the power,  without action by the stockholders,  to increase or decrease  the  aggregate  number of  shares of stock or the  number of shares of stock of any  class  that we have the  authority  to issue.  Also,  our board of directors has the power, without any action by the stockholders,  to classify or reclassify any unissued capital stock including  classification  into a class or classes of preferred stock,  preference stock,  special stock or other stock and to divide or classify shares into one or more series of such class. Our board of directors may exercise its power to increase the number of authorized  shares or to reclassify any unissued shares in connection with a merger or acquisition,  a future  underwritten public offering or private placement or a potential hostile takeover.  As a holder of our  common  stock,  you will have no  preferences  or sinking fund or preemptive rights to subscribe for any of our securities.

     As of September 30, 2003,  7,998,258 shares of common stock were issued and outstanding  and no shares of  excess  stock  were  issued or  outstanding.  Our outstanding  shares of common stock are currently  listed on the American  Stock
Exchange under the symbol "UMH".

     Voting  Rights.  As a holder  of common  stock,  you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors.  There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding  shares of common stock can elect all of the directors then standing for election and the holders of the remaining  shares  of  common  stock,  if any,  will  not be able to  elect  any directors. Holder of excess stock will not have any voting rights.

     Classified Board of Directors. Our charter provides that the members of our board of directors are divided, as evenly as possible,  into three classes, with approximately  one-third of the directors elected by the stockholders  annually.
Each director is to serve for a three year term or until his or her successor is duly elected and has qualified.  Consequently, members of our board of directors will serve staggered three-year terms.

     Distributions.  Subject to any preferential  rights granted to any class of capital stock, as a holder of our common stock,  you will be entitled to receive dividends or other  distributions  as may be authorized from time to time by our board of  directors  and  declared  by us out of  funds  legally  available  for dividends or other  distributions  to  stockholders.  We  currently  pay regular quarterly  distributions  on our common stock. In the event of our  liquidation, after  payment of any  preferential  amounts to any class of capital stock which may be outstanding  and after payment of, or adequate  provision for, all of our known  debts and  liabilities,  holders  of common  stock  and,  subject  to the provisions of our charter, excess stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.

     REIT Related Restrictions.  To qualify as a REIT under the Internal Revenue
Code of 1986,  we must satisfy a number of statutory  requirements,  including a requirement  that no more than 50% in value of our  outstanding  shares of stock may be owned,  actually  or  constructively,  by five or fewer  individuals  (as defined  by the Code to  include  certain  entities)  during  the last half of a taxable year (other than the first taxable year of REIT status). In addition, if we,  or an  actual  or  constructive  owner  of 10% or more of us,  actually  or constructively  owns  10% or  more  of a  tenant  of ours  (or a  tenant  of any partnership in which we are a partner),  the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income

                                      II-2

for purposes of the REIT gross income tests of the Code.  Our capital stock must also be beneficially  owned by 100 or more persons during at least 335 days of a taxable  year of  twelve  months  or  during a  proportionate  part of a shorter taxable year.

     Because we intend to qualify as a REIT under the Code, our charter contains limitations  designed to protect our status as a REIT.  Under our  charter,  any person  who  acquires  or  attempts  to acquire  shares of our  common  stock in violation  of the  ownership  limitations  and transfer  restrictions  must give written  notice to us. In  addition,  every  stockholder  of more than 5% of the number or value of our  outstanding  common stock must give written notice to us of the number of shares of common stock  beneficially or  constructively  owned.
Under our charter, if a transfer of our capital stock or a change in our capital structure  would  result in (i) any  person  directly  or  indirectly  acquiring beneficial  ownership  of  more  than  9.8%  of  our  capital  stock;  (ii)  our outstanding  capital stock being  constructively or beneficially  owned by fewer than 100 persons; or (iii) us being "closely held" within the meaning of Section
856 of the Code or us  otherwise  failing  to  qualify as a REIT under the Code, then:  (a) our board of  directors  may take any  action it deems  advisable  to refuse to give  effect  to,  or to  prevent,  such  transfer;  (b) any  proposed transfer  will be void ab initio and will not be  recognized  by us; (c) we will have the right to redeem the shares  proposed to be transferred at a price equal to the lesser of the price per share paid in the  transaction  which created the violation and the last reported  sales price on the American  Stock  Exchange on the trading date immediately prior to the date we give notice of redemption; and
(d) the shares proposed to be transferred will be  automatically  converted into and exchanged for shares of a separate class of stock,  excess stock,  having no voting  rights.  Holders of excess stock do have certain  rights in the event of any  liquidation,  dissolution  or  winding-up of the  corporation.  Our charter further  proves that the excess stock will be held by a trustee  appointed by us in trust  (i) for the  person  or  persons  to whom the  shares  are  ultimately transferred,  until such time as the shares  are  re-transferred  to a person or persons  in whose  hands  the  shares  would not be  excess  stock  and  certain price-related  restrictions  are  satisfied,  and (ii) with  respect to dividend rights (and rights to funds in excess of the amounts  paid to the  holder),  for the benefit of a charitable  beneficiary appointed by us. Our board of directors may,  in its sole and  absolute  discretion,  exempt  certain  persons  from the ownership  limitations contained in our charter if ownership of shares of common stock by such persons would not disqualify us as a REIT under the Code.

     Certain  Anti-Takeover   Effects.  Our  charter  and  bylaws  also  contain
provisions that may be deemed to have anti-takeover  effects.  For example,  our charter (i) does not allow for cumulative voting by stockholders;  (ii) provides for a classified  board of  directors,  and (iii)  contains  limitations  on the amount of our  securities  that any  person  can own.  In  addition,  our bylaws contain  provisions  that (i) give our board of directors the exclusive power to fill  vacancies on the board and provide  that any  director so  appointed  will serve  for the  remaining  term of that  directorship;  (ii)  give our board the exclusive  power to determine  the numbers of directors;  (iii) require  advance notice of any stockholder  nominations for director and proposals of business by stockholders to be conducted at the meeting; (iv) limit stockholders' ability to call a special  meeting;  (v) give our board of directors the exclusive power to amend our bylaws;  (vi) require  approval of  two-thirds of the shares to remove directors for cause; (vii) require our board of directors to have at least three independent directors as defined by Section 3-802 of the MGCL which allows us to opt into certain statutory  anti-takeover  provisions;  and (viii)  specifically opt-into the business  combination  provisions  of the MGCL (with the  exception that

                                      II-3

such  provisions  do  not  apply  to  transactions  with  Monmouth  Real  Estate
Investment Corporation or Monmouth Capital Corporation,  which are affiliates of
us).  Additionally,  our  charter  provides  that  our  board of  directors  may authorize additional shares of capital stock and may classify or reclassify only unissued  capital  stock,  including  classification  into shares of  preference stock,  without  stockholder action. Such stock could be issued in such a way as to have anti-takeover effects.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     United  Mobile  Homes,  Inc.  (the  "Company") is organized in the State of
Maryland. The Maryland General Corporation Law ("MGCL") permits a corporation to include in its charter a provision  limiting the  liability of its directors and officers to the  corporation and its  stockholders  for money damages except for liability  resulting from (i) actual receipt of an improper  personal benefit or profit in money,  property or services or (ii) active and deliberate  dishonesty established by a final judgment as being material to the cause of action.

     The MGCL  requires  a  corporation  to  indemnify  its  present  and former directors or officers who have been successful,  on the merits or otherwise,  in the defense of any  proceeding  to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former  directors and officers in connection with any proceeding to which  they may be made a party by reason of their  service in those or other capacities  unless  it is  established  that  (i)  the  act or  omission  of the indemnified  party was material to the matter giving rise to the  proceeding and
(a) was  committed  in bad faith or (b) was the result of active and  deliberate dishonesty,  (ii) the indemnified  party actually  received an improper personal benefit in money,  property  or  services  or (iii) in the case of any  criminal proceeding,  the indemnified  party had reasonable cause to believe that the act or omission was unlawful.

     The indemnification may be against judgments, penalties, fines, settlements and  reasonable  expenses  actually  incurred  by the  director  or  officer  in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation,  indemnification may not be made in respect of any  proceeding in which the director or officer has been adjudged to be liable to the corporation.

     In  addition,  a director or officer of a Maryland  corporation  may not be indemnified with respect to any proceeding charging improper personal benefit to the  director or officer in which the  director  or officer  was  adjudged to be liable  on  the  basis  that  personal  benefit  was  improperly  received.  The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment  creates a rebuttal  presumption  that the  director or officer did not meet the  requisite standard of conduct required for permitted  indemnification.  The termination of any  proceeding by judgment,  order or  settlement,  however,  does not create a presumption that the director or officer did not meet the requisite  standard of conduct for permitted indemnification.

                                      II-4

     As a condition  to  advancing  expenses  to a director  who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the  director or officer of his or her good faith  belief that he or she has met the standard of conduct necessary for  indemnification  by the Company and (b) a written  statement  by or on his or her  behalf  to  repay  the  amount  paid or reimbursed  by the Company if it is ultimately  determined  that the standard of conduct was not met.

     The  Company's  Articles of  Incorporation  provide  that the Company  must indemnify  its directors  and  officers,  whether  serving the Company or at its request any other entity,  to the full extent  required or permitted by Maryland law,  including  the advance of expenses  under the  procedures  and to the full extent  permitted  by law. The  Company's  Articles of  Incorporation  contain a provision which limits a director's or officer's  liability for monetary damages to the Company or its stockholders.

     The Company has entered into Indemnification  Agreements with its directors and certain  officers  which  generally  provide that the Company is required to indemnify  any  director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened,  pending or completed action,  suit or  proceeding  in which  such  director  or  officer  may be or may  have  been involved,  as a party or  otherwise,  by reason of the fact that the director or officer  was  acting in his or her  capacity  as a  director  or  officer of the
Company;  or (ii) any inquiry,  hearing or  investigation  that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8. EXHIBITS

     The following are Exhibits included in this Registration Statement:

Exhibit No.         Description

    4               United  Mobile   Homes,   Inc.'s  1994  Stock  Option  Plan.
                    Incorporated   herein  by  reference  to  the   Registration
                    Statement  on Form S-8 of United  Mobile  Homes,  Inc.,  the
                    predecessor  to  Registrant,  filed with the  Securities and
                    Exchange Commission on September 30, 1996

    5               Opinion of  Blackwell  Sanders  Peper  Martin LLP  regarding legality.

    23              Consent of Blackwell  Sanders  Peper Martin LLP (included in
                    Exhibit 5).

    24              Power of Attorney.

                                      II-5

TEM  9. UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) To file,  during any period in which  offers or sales are being made, a post, effective amendment to this registration statement:

               (a) To include any prospectus required by Section 10(a)(3) of the
          Securities Act of 1933;

               (b) To  reflect  in the  prospectus  any facts or events  arising after the effective  date of the  registration  statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the  registration  statement.  Notwithstanding  the foregoing,  any increase  or decrease  in volume of  securities  offered (if the total dollar  value of  securities  offered  would not exceed that which was registered)  and  any  deviation  from  the  low  or  high  end of the estimated  maximum  offering  range  may be  reflected  in the form of prospectus  filed with the  Commission  pursuant to Rule 424(b) if, in the aggregate,  the changes in volume and price represent no more than a 20 percent change in the maximum aggregate  offering price set forth in the  "Calculation  of  Registration  Fee"  table  in the  effective registration statement;

               (c) To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any  material  change  to  such  information  in  the  registration statement.

               Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the  registration  statement  is on Form S-3 or Form  S-8,  and the information  required to be included in a post-effective  amendment by those  paragraphs  is  contained  in  periodic  reports  filed with or furnished to the Securities and Exchange  Commission by the Registrant
          pursuant to Section 13 or Section 15(d) of the Securities Exchange Act
          of  1934  that  are  incorporated  by  reference  in the  registration statement.

     (2) That, for the purpose of determining any liability under the Securities
Act of 1933,  each  such  post-effective  amendment  shall be deemed to be a new registration  statement  relating to the  securities  offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That,  for purposes of determining  any liability  under the Securities
Act of 1933, each filing of the  Registrant's  annual report pursuant to Section
13(a) or  Section  15(d) of the  Securities  Exchange  Act of 1934  (and,  where applicable,  each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities  Exchange Act of 1934) that is  incorporated  by reference in the registration statement shall be deemed to be a new registration

                                      II-6

statement relating to the securities  offered therein,  and the offering of such securities  at that time shall be deemed to be the  initial  bona fide  offering thereof.

     (5) That,  insofar as  indemnification  for  liabilities  arising under the
Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the Registrant  pursuant to the foregoing  provisions,  or otherwise, the  Registrant  has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Securities  Act of 1933 and is,  therefore,  unenforceable.  In the event that a claim  for  indemnification  against  such  liabilities  (other  than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling  person of the Registrant in the  successful  defense of any action, suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered,  the Registrant will, unless in the  opinion  of its  counsel  the matter  has been  settled  by  controlling precedent,  submit to a court of appropriate  jurisdiction  the question whether such  indemnification  by it is  against  public  policy  as  expressed  in  the
Securities  Act of 1933 and will be governed by the final  adjudication  of such issue.

                                      II-7

                                   Signatures

     Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds  to  believe  that it meets  all the requirements  for  filing  on Form S-8 and has  duly  caused  this  Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the Township of Freehold,  State of New Jersey on the 9th day of
October, 2003:

                                       United Mobile Homes, Inc.

                                       By:    /s/ SAMUEL A. LANDY
                                          --------------------------------------
                                       Printed Name:  Samuel A. Landy
                                       Title:  President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities indicated on this 9th day of October, 2003.

           /s/ Eugene W. Landy                      /s/ James E. Mitchell
----------------------------------------    ------------------------------------
             Eugene W. Landy                          James E. Mitchell
          Chairman of the Board                            Director
              and Director

           /s/ Samuel A. Landy                      /s/ Richard H. Molke
----------------------------------------    ------------------------------------
             Samuel A. Landy                          Richard H. Molke
         President and Director                           Director
      (Principal Executive Officer)

            /s/ Anna T. Chew                       /s/ Eugene Rothenberg
----------------------------------------    ------------------------------------
              Anna T. Chew                           Eugene Rothenberg
     Vice President, Chief Financial                      Director
          Officer and Director
(Principal Financial Officer, Controller
    and Principal Accounting Officer)

        /s/ Ernest V. Bencivenga                   /s/ Robert G. Sampson
----------------------------------------    ------------------------------------
          Ernest V. Bencivenga                     Robert G. Sampson
    Secretary/Treasurer and Director                    Director

         /s/Charles P. Kaempffer
----------------------------------------
          Charles P. Kaempffer
                Director

                                      II-8

                                  EXHIBIT INDEX

Exhibit No.         Description

    4               United  Mobile   Homes,   Inc.'s  1994  Stock  Option  Plan.
                    Incorporated   herein  by  reference  to  the   Registration
                    Statement  on Form S-8 of United  Mobile  Homes,  Inc.,  the
                    predecessor  to  Registrant,  filed with the  Securities and
                    Exchange Commission on September 30, 1996.

    5               Opinion of  Blackwell  Sanders  Peper  Martin LLP  regarding legality.

    23              Consent of Blackwell  Sanders  Peper Martin LLP (included in
                    Exhibit 5).

    24              Power of Attorney.